Exhibit 99.1

Provident Bancorp, Inc. Reports Results for the March 31, 2025 Quarter

Company Release

04/25/2025

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended March 31, 2025 of $2.2 million, or $0.13 per diluted share, compared to $4.9 million, or $0.29 per diluted share, for the quarter ended December 31, 2024, and $5.0 million, or $0.30 per diluted share, for the quarter ended March 31, 2024. The Company’s return on average assets was 0.58% for the quarter ended March 31, 2025, compared to 1.22% for the quarter ended December 31, 2024, and 1.26% for the quarter ended March 31, 2024. The Company's return on average equity was 3.71% for the quarter ended March 31, 2025, compared to 8.54% for the quarter ended December 31, 2024, and 8.93% for the quarter ended March 31, 2024.

In announcing these results, Joseph Reilly, Chief Executive Officer, said “We are pleased to report financial results consistent with expectations, despite the uncertainties presented by the current macroeconomic environment. We are closely monitoring our portfolios and proactively positioning the Bank to capitalize on any opportunities presented and mitigate exposure to potential risks of these volatile economic conditions. We remain focused on the execution of our strategic plan and continuing to build strong, lasting relationships within our markets. We are confident these efforts will be instrumental as we continue to serve the communities that have trusted BankProv for nearly 200 years, upholding our standard for the safety and security of our customers’ financial assets, which includes deposit insurance coverage beyond federal limits through our participation in the Depositors Insurance Fund.”

For the quarter ended March 31, 2025, net interest and dividend income was $12.9 million, a decrease of $768,000, or 5.6%, from the quarter ended December 31, 2024, and an increase of $389,000, or 3.1%, compared to the quarter ended March 31, 2024. The interest rate spread and net interest margin were 2.62% and 3.65%, respectively, for the quarter ended March 31, 2025, compared to 2.53% and 3.62%, respectively, for the quarter ended December 31, 2024, and 2.28% and 3.38%, respectively, for the quarter ended March 31, 2024.

Total interest and dividend income was $20.6 million for the quarter ended March 31, 2025, a decrease of $2.5 million, or 11.0%, from the quarter ended December 31, 2024, and a decrease of $1.5 million, or 6.6%, from the quarter ended March 31, 2024. The Company’s yield on interest-earning assets was 5.84% for the quarter, down 30 basis points from the prior quarter, and down 13 basis points year-over-year due to the lower market interest rate environment. Interest and fees on loans decreased $2.2 million, or 10.4%, from the quarter ended December 31, 2024, and $762,000, or 3.8%, from the quarter ended March 31, 2024. These decreases were primarily driven by decreases in the average balance of loans of $80.7 million, or 5.9%, from December 31, 2024, and $31.7 million, or 2.4%, from March 31, 2024. The yield on loans was 5.98% for the quarter, which represents a decrease of 30 basis points from the quarter ended December 31, 2024, and a decrease of nine basis points from the quarter ended March 31, 2024. These decreases in yield reflect the impact of lower prevailing interest rates, coupled with the significant reduction in our enterprise value portfolio, which typically generates higher returns relative to our other portfolios.

Total interest expense was $7.7 million for the quarter ended March 31, 2025, a decrease of $1.8 million, or 18.7%, from the quarter ended December 31, 2024, and a decrease of $1.8 million, or 19.3%, from the quarter ended March 31, 2024. The decrease in interest expense was primarily driven by a decrease in the cost and average balance of interest-bearing deposits. The cost of interest-bearing deposits was 3.25% for the quarter ended March 31, 2025, a decrease of 28 basis points from 3.53% for the quarter ended December 31, 2024, and a decrease of 44 basis points from 3.69% for the quarter ended March 31, 2024. The average balance of interest-bearing deposits decreased $73.7 million, or 7.5%, from December 31, 2024, and $104.2 million, or 10.3%, from March 31, 2024. These decreases reflect our continued success in reducing high-cost brokered and listing service deposits, along with our proactive efforts to capture cost savings tied to prevailing interest rate trends. Interest expense on borrowings totaled $336,000 for the quarter ended March 31, 2025, a decrease of $479,000, or 58.8%, from the quarter ended December 31, 2024, and an increase of $127,000, or 60.8%, from the quarter ended March 31, 2024. The decrease in interest expense on borrowings from the prior quarter was primarily driven by a 188-basis point decrease in the cost of borrowings and a $21.8 million, or 31.4%, decrease in the average balance of borrowings. The increase in interest expense on borrowings from the quarter ended March 31, 2024, was primarily driven by an increase in the average balance of borrowings of $25.6 million, or 117.2%, partially offset by a 100-basis point decrease in the cost of borrowings. The Company’s total cost of interest-bearing liabilities was 3.22% for the quarter ended March 31, 2025, a decrease of 39 basis points, from 3.61%, for the quarter ended December 31, 2024, and a decrease of 47 basis points from 3.69% for the quarter ended March 31, 2024.

The Company recognized a $12,000 credit loss benefit for the quarter ended March 31, 2025, compared to a $1.6 million benefit for the quarter ended December 31, 2024, and a $5.6 million benefit for the quarter ended March 31, 2024. The credit loss benefit for the quarter ended March 31, 2025 was primarily driven by a decrease in pooled reserves, mainly due to a $47.3 million decrease in the enterprise value portfolio, which typically carries a higher reserve rate than other loan segments. This was partially offset by a $647,000 increase in individually analyzed reserves on a $17.6 million enterprise value relationship which carried a total reserve of $10.8 million as of March 31, 2025. The credit loss benefits for the quarters ended December 31, 2024 and March 31, 2024, were primarily driven by successful workouts or recoveries on individually analyzed or previously charged-off loans. Net recoveries totaled $2,000 for the quarter ended March 31, 2025, compared to net recoveries of $867,000 for the quarter ended December 31, 2024, and net charge-offs of $22,000 for the quarter ended March 31, 2024.

Noninterest income remained consistent at $1.4 million for the quarter ended March 31, 2025, $1.3 million for the quarter ended December 31, 2024, and $1.4 million for the quarter ended March 31, 2024. Noninterest expense was $11.4 million for the quarter ended March 31, 2025, compared to $10.1 million and $12.7 million for the quarters ended December 31, 2024 and March 31, 2024, respectively. The increase in noninterest expense from the prior quarter of $1.3 million, or 12.5%, was primarily driven by the reversal in the fourth quarter of 2024 of a $750,000 management fee accrual in connection with a loan modification, as well as an increase in salaries and employee benefits. The management fee reversal and prior period recoveries contributed to quarter over quarter declines in performance ratios, such as the return on average assets, return on average equity, and the efficiency ratio. Noninterest expense decreased $1.4 million, or 10.7%, compared to the quarter ended March 31, 2024, primarily due to lower professional fees as well as reduced salaries and employee benefits, reflecting the Bank's ongoing efforts to improve operational efficiency.

The Company recorded an income tax provision of $665,000 for the quarter ended March 31, 2025, reflecting an effective tax rate of 23.5%, compared to $1.5 million, or an effective tax rate of 24.0%, for the quarter ended December 31, 2024, and $1.7 million, or an effective tax rate of 25.5%, for the quarter ended March 31, 2024.

Total assets were $1.55 billion at March 31, 2025, a decrease of $39.2 million, or 2.5%, from $1.59 billion at December 31, 2024. Cash and cash equivalents decreased $44.2 million, or 26.1% from December 31, 2024, primarily due to a decrease in total deposits. Net loans were $1.31 billion at March 31, 2025, an increase of $5.7 million, or 0.4%, from December 31, 2024. The increase in net loans was primarily driven by commercial loan growth of $36.7 million, or 4.9% and includes growth in the commercial, commercial real estate, and construction and land development loan segments. Mortgage warehouse loans also increased $16.9 million, or 6.5%, from December 31, 2024. This growth was partially offset by the decrease in enterprise value loans of $47.3 million, or 15.3%.

Mr. Reilly noted “The Bank has been successful in expanding our loan portfolio in the areas targeted for growth and reducing exposures in the enterprise value portfolio, rapidly shifting our mix from this riskier segment to traditional in-market commercial and commercial real estate. While we are disappointed to place an additional enterprise value relationship on non-accrual at quarter end, it illustrates the importance of remaining focused on reducing the exposure in this portfolio, which materially decreased by over 15% in the prior quarter alone. We are actively engaging with the borrower to mitigate the impact of this troubled credit and determine the most effective path to preserving the Bank's interest and reach a mutually agreeable resolution. While we are hopeful we can successfully mitigate our loss exposure, our lending and credit teams will continue evaluating the need for a reserve and if new information suggests a reserve is necessary, we will appropriately reserve such amounts.”

The allowance for credit losses for loans was $21.2 million, or 1.59% of total loans, as of March 31, 2025, compared to $21.1 million, or 1.59% of total loans, as of December 31, 2024. Non-accrual loans were $31.4 million, or 2.02% of total assets, as of March 31, 2025, compared to $20.9 million, or 1.31% of total assets, as of December 31, 2024. The increase in non-accrual loans, along with the related downturn in asset quality ratios, as of March 31, 2025, was primarily driven by a $10.4 million enterprise value loan relationship that was placed on non-accrual status during the first quarter of 2025.

Total deposits were $1.18 billion at March 31, 2025, a decrease of $124.4 million, or 9.5%, from $1.31 billion at December 31, 2024. The decreases in deposits were primarily in areas where the Bank has intentionally scaled back its strategic focus, including specialty deposits which decreased $34.5 million, or 27.8%, deposits related to our enterprise value portfolio which decreased $13.1 million, or 8.7%, brokered deposits which decreased $25.2 million, or 16.8%, and deposits obtained through listing services which decreased $20.8 million, or 43.7%. Total borrowings were $127.5 million at March 31, 2025, an increase of $83.0 million, or 186.2%, from December 31, 2024. As a result of the decrease in deposits, the Bank utilized overnight borrowings to meet short-term liquidity obligations at March 31, 2025. The Bank will consider extending funding should the needs become permanent, however, opting for a more efficient short-term funding alternative preserves the Bank’s optionality while navigating the current volatile economic environment.

As of March 31, 2025, shareholders’ equity totaled $234.0 million, an increase of $2.9 million, or 1.3%, from December 31, 2024. The increase includes the Company's net income, which totaled $2.2 million for the quarter ended March 31, 2025. Shareholders’ equity to total assets was 15.1% at March 31, 2025, compared to 14.5% at December 31, 2024. Book value per share was $13.16 at March 31, 2025, an increase from $12.99 at December 31, 2024. Market value per share increased to $11.48 at March 31, 2025, an increase of 0.7% from $11.40 at December 31, 2024. As of March 31, 2025, the Bank was categorized as well capitalized under the Federal Deposit Insurance Corporation regulatory framework for prompt corrective action.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. (NASDAQ:PVBC) is the holding company for BankProv, a full-service commercial bank headquartered in Massachusetts. With retail branches in the Seacoast Region of Northeastern Massachusetts and New Hampshire, as well as commercial banking offices in the Manchester/Concord market in Central New Hampshire, BankProv delivers a unique combination of traditional banking services and innovative financial solutions to its markets. Founded in Amesbury, Massachusetts in 1828, BankProv holds the honor of being the 10th oldest bank in the nation. The Bank insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information, visit bankprov.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control), and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on which they are given). These factors include: general economic conditions, including potential recessionary conditions; interest rates; inflation; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio; changes in consumer spending, borrowing and savings habits; competition; the imposition of tariffs or other domestic or international governmental policies; our ability to successfully shift the balance sheet to that of a traditional community bank; real estate values in the market area; loan demand; the adequacy of our level and methodology for calculating our allowance for credit losses; changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; the ability of the Company or the Bank to effectively manage its growth; global and national war and terrorism; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Investor contact:

Joseph Reilly

President and Chief Executive Officer

Provident Bancorp, Inc.

jreilly@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	March 31,	December 31,
	2025	2024
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$21,444	$27,536
Short-term investments	103,540	141,606
Cash and cash equivalents	124,984	169,142
Debt securities available-for-sale (at fair value)	25,199	25,693
Federal Home Loan Bank stock, at cost	2,696	2,697
Loans:
Commercial real estate	587,541	559,325
Construction and land development	32,401	28,097
Residential real estate	5,647	6,008
Mortgage warehouse	276,069	259,181
Commercial	168,087	163,927
Enterprise value	262,445	309,786
Consumer	165	271
Total Loans	1,332,355	1,326,595
Allowance for credit losses for loans	(21,160)	(21,087)
Net loans	1,311,195	1,305,508
Bank owned life insurance	46,344	46,017
Premises and equipment, net	10,021	10,188
Accrued interest receivable	4,968	5,296
Right-of-use assets	3,391	3,429
Deferred tax asset, net	13,399	13,808
Other assets	11,759	11,392
Total assets	$1,553,956	$1,593,170
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand deposits	$302,275	$351,528
NOW	69,394	83,270
Regular savings	112,961	132,198
Money market deposits	445,313	463,687
Certificates of deposit	254,579	278,277
Total deposits	1,184,522	1,308,960
Borrowings:
Short-term borrowings	118,000	35,000
Long-term borrowings	9,529	9,563
Total borrowings	127,529	44,563
Operating lease liabilities	3,833	3,862
Other liabilities	4,037	4,698
Total liabilities	1,319,921	1,362,083
Shareholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 17,788,543 shares issued and outstanding at March 31, 2025 and December 31, 2024	178	178
Additional paid-in capital	125,895	125,446
Retained earnings	115,731	113,561
Accumulated other comprehensive loss	(1,476)	(1,625)
Unearned compensation - ESOP	(6,293)	(6,473)
Total shareholders' equity	234,035	231,087
Total liabilities and shareholders' equity	$1,553,956	$1,593,170

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2025	2024	2024
Interest and dividend income:
Interest and fees on loans	$19,307	$21,541	$20,069
Interest and dividends on debt securities available-for-sale	260	267	237
Interest on short-term investments	1,013	1,313	1,729
Total interest and dividend income	20,580	23,121	22,035
Interest expense:
Interest on deposits	7,369	8,663	9,340
Interest on short-term borrowings	306	789	178
Interest on long-term borrowings	30	26	31
Total interest expense	7,705	9,478	9,549
Net interest and dividend income	12,875	13,643	12,486
Credit loss expense (benefit) - loans	70	(1,703)	(5,543)
Credit loss (benefit) expense - off-balance sheet credit exposures	(82)	136	(38)
Total credit loss benefit	(12)	(1,567)	(5,581)
Net interest and dividend income after credit loss benefit	12,887	15,210	18,067
Noninterest income:
Customer service fees on deposit accounts	715	661	674
Service charges and fees - other	276	325	309
Bank owned life insurance income	327	334	302
Other income	62	5	71
Total noninterest income	1,380	1,325	1,356
Noninterest expense:
Salaries and employee benefits	7,576	6,963	8,145
Occupancy expense	448	364	443
Equipment expense	144	139	152
Deposit insurance	332	319	333
Data processing	421	404	413
Marketing expense	45	43	18
Professional fees	569	585	1,314
Directors' compensation	195	198	174
Software depreciation and implementation	553	614	543
Insurance expense	221	303	301
Service fees	318	248	242
Other	610	(66)	657
Total noninterest expense	11,432	10,114	12,735
Income before income tax expense	2,835	6,421	6,688
Income tax expense	665	1,539	1,707
Net income	$2,170	$4,882	$4,981
Earnings per share:
Basic	$0.13	$0.29	$0.30
Diluted	$0.13	$0.29	$0.30
Weighted Average Shares:
Basic	16,822,196	16,783,976	16,669,451
Diluted	16,924,083	16,864,240	16,720,653

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,291,583	$19,307	5.98%	$1,372,245	$21,541	6.28%	$1,323,260	$20,069	6.07%
Short-term investments	90,198	1,013	4.49%	104,385	1,313	5.03%	123,546	1,729	5.60%
Debt securities available-for-sale	25,594	190	2.97%	26,871	194	2.89%	28,234	205	2.90%
Federal Home Loan Bank stock	2,696	70	10.39%	3,609	73	8.09%	1,783	32	7.18%
Total interest-earning assets	1,410,071	20,580	5.84%	1,507,110	23,121	6.14%	1,476,823	22,035	5.97%
Noninterest earning assets	92,277			94,795			98,890
Total assets	$1,502,348			$1,601,905			$1,575,713
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$118,713	$264	0.89%	$158,626	$777	1.96%	$244,148	$1,961	3.21%
Money market accounts	447,792	3,756	3.36%	469,922	4,363	3.71%	454,883	4,238	3.73%
NOW accounts	72,893	257	1.41%	80,645	340	1.69%	82,831	183	0.88%
Certificates of deposit	268,879	3,092	4.60%	272,803	3,183	4.67%	230,616	2,958	5.13%
Total interest-bearing deposits	908,277	7,369	3.25%	981,996	8,663	3.53%	1,012,478	9,340	3.69%
Borrowings
Short-term borrowings	37,922	306	3.23%	59,641	789	5.29%	12,181	178	5.85%
Long-term borrowings	9,542	30	1.26%	9,574	26	1.09%	9,675	31	1.28%
Total borrowings	47,464	336	2.83%	69,215	815	4.71%	21,856	209	3.83%
Total interest-bearing liabilities	955,741	7,705	3.22%	1,051,211	9,478	3.61%	1,034,334	9,549	3.69%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	304,601			312,382			306,349
Other noninterest-bearing liabilities	8,277			9,779			12,041
Total liabilities	1,268,619			1,373,372			1,352,724
Total equity	233,729			228,533			222,989
Total liabilities and equity	$1,502,348			$1,601,905			$1,575,713
Net interest income		$12,875			$13,643			$12,486
Interest rate spread (2)			2.62%			2.53%			2.28%
Net interest-earning assets (3)	$454,330			$455,899			$442,489
Net interest margin (4)			3.65%			3.62%			3.38%
Average interest-earning assets to interest-bearing liabilities	147.54%			143.37%			142.78%

(1)	Interest earned/paid on loans includes $780,000, $833,000, and $734,000 in loan fee income for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Performance Ratios:
Return on average assets (1)	0.58%	1.22%	1.26%
Return on average equity (1)	3.71%	8.54%	8.93%
Interest rate spread (1) (2)	2.62%	2.53%	2.28%
Net interest margin (1) (3)	3.65%	3.62%	3.38%
Noninterest expense to average assets (1)	3.04%	2.53%	3.23%
Efficiency ratio (4)	80.20%	67.57%	92.00%
Average interest-earning assets to average interest-bearing liabilities	147.54%	143.37%	142.78%
Average equity to average assets	15.56%	14.27%	14.15%

	At	At	At
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Asset Quality
Non-accrual loans:
Commercial real estate	$217	$57	$—
Residential real estate	360	366	357
Commercial	1,543	1,543	1,923
Enterprise value	29,298	18,920	—
Digital asset	—	—	10,071
Consumer	1	1	1
Total non-accrual loans	31,419	20,887	12,352
Total non-performing assets	$31,419	$20,887	$12,352

Asset Quality Ratios
Allowance for credit losses for loans as a percent of total loans (5)	1.59%	1.59%	1.18%
Allowance for credit losses for loans as a percent of non-performing loans	67.35%	100.96%	129.58%
Non-performing loans as a percent of total loans (5)	2.36%	1.57%	0.91%
Non-performing loans as a percent of total assets	2.02%	1.31%	0.74%

Capital and Share Related
Shareholders' equity to total assets	15.06%	14.50%	13.70%
Book value per share	$13.16	$12.99	$12.87
Market value per share	$11.48	$11.40	$9.10
Shares outstanding	17,788,543	17,788,543	17,659,146

(1)	Annualized.
(2)	Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net (if applicable).
(5)	Loans are presented at amortized cost.